Exhibit 99.3

CONSENT

SeeQC, Inc. (the “Company”) has filed a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”). As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person to become a director of the Company.

_________ __, 2026

/s/ Eric Rosenfeld
Eric Rosenfeld